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EXHIBIT 5.1




                   Fraser Trebilcock Davis & Foster, P.C.
                                   Lawyers
                       1000 Michigan National Tower
                          Lansing, Michigan  48933
                          Telephone (517) 482-5800
                          Facsimile (517) 482-0887



                               August  6, 1998


Wolverine Energy, L.L.C., Manager
Wolverine Energy 1998-1999 Antrim Development Program
4660 South Hagadorn Road, Suite 230
East Lansing, Michigan  48823

     Re:  WOLVERINE ENERGY 1998-1999 ANTRIM DEVELOPMENT COMPANY PROGRAM
          ---------------------------------------------------------------

Gentlemen:

     You are currently engaged in the registration of an offering of limited liability company memberships (referred to in your offering materials as "Investor Interestholder Interests"), in up to 10 Michigan limited liability companies for which Wolverine Energy, L.L.C. will serve as manager, with the United States Securities and Exchange Commission (the "SEC"), and various state securities agencies. You have retained us for the limited purpose of reviewing the offering for compliance with the Michigan Limited Liability Company Act (the "Act"), and in connection with that review, you have asked that we render the opinion stated below.

     In rendering our opinion, we have reviewed the Registration Statement, as amended, that was filed with the SEC on August 6, 1998, the Articles of Organization for the Wolverine Energy 1998-1999(A) Development Company, L.L.C. that were filed with the State of Michigan on June 3, 1998, and the form of Company Operating Agreement that has been represented to us by you will be signed at the time that the first Investor Interestholder is admitted to each of the limited liability companies included within the SEC registration. We have considered such matters of law and fact, and relied upon such certificates and other information furnished to us, as we have deemed appropriate as a basis for our opinion set forth below.

     This opinion letter is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a


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Wolvering Energy, L.L.C., Manager
May 21, 1998
Page 2


consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all more particularly described in the Accord, and this opinion letter should be read in conjunction with the Accord.

     Based on the foregoing, it is our opinion that:

Upon filing of the Articles of Organization for the limited liability companies with the Michigan Department of Consumer and Industry Services (which has already occurred with respect to the Wolverine Energy 1998-1999(A) Development Company, L.L.C.) and upon signing of the form of Company Operating Agreement for the limited liability companies by the Manager and the Manager as attorney-in-fact for the Investor Interestholders pursuant to validly signed and legally binding powers of attorney, the Investor Interestholder Interests will be legally issued, and upon payment in full of the subscription price by the Investor Interestholders, will be fully paid and nonassessable.

     This opinion is limited to Michigan law. A copy of this opinion letter may be delivered by you to the SEC, any state securities regulatory agency, any broker-dealer that has entered into a Soliciting Dealer Agreement with you for the sale of the Investor Interestholder Interests, and any certified public accountant or lawyer retained by you to assist you with the registration of the Investor Interestholder interests. This opinion letter may not be used or relied upon by anyone else for any purpose whatsoever, other than in response to a court order, without our prior written consent.

                              Very truly yours,

                   FRASER TREBILCOCK DAVIS & FOSTER, P.C.